Exhibit 99.1

Rumble Sends Letter to London Stock Exchange CEO Regarding Russell 3000 Exclusion

~ Alerts CEO of Errors by Staff in the Determination for Company Additions ~

~ Despite Repeated Requests by Rumble, LSEG Failed to Address Obvious Errors in Calculations ~

~ Refusal to Correct Obvious Errors Does a Disservice to all Investors in the Russell 3000 ~

LONGBOAT KEY, Fla., June 13, 2024 (GLOBE NEWSWIRE) -- Rumble Inc. (Nasdaq: RUM) (“Rumble”), the video sharing platform and cloud services provider, has sent a letter to the CEO of the London Stock Exchange Group (“LSEG”) regarding the potential exclusion of Rumble from the Russell 3000 Index. The letter in its entirety is included below.

Letter Sent by Rumble to London Stock Exchange Group

Mr. David Schwimmer

Chief Executive Officer

London Stock Exchange Group

10 Paternoster Square

London, EC4M 7LS

United Kingdom

Dear Mr. Schwimmer:

I would like to alert you to errors by the staff of the London Stock Exchange Group (LSEG) in connection with the determination of the Russell 3000 Index. Despite our repeated requests, LSEG staff have failed to address obvious errors in their calculations of the voting rights of Rumble Inc. (NASDAQ: RUM), leading to the potential exclusion of Rumble from the Russell 3000 Index. I urge you to correct this error immediately, before the LSEG finalizes the Russell 3000 Index and publishes misleading information to investors and the public.

When LSEG published the preliminary Russell 3000 Index in late May 2024, we noticed the omission of Rumble. We inquired with LSEG staff, who informed us that Rumble was not included on the list because Rumble did not meet the Index’s minimum voting rights requirement. Upon investigation, we discovered that the LSEG staff’s calculations were incorrect. Using the LSEG’s formula and methodology, publicly held shares of Rumble make up at least 5.5 percent of the total voting rights of the company—placing Rumble above the Russell 3000’s minimum threshold of 5.0 percent.

The error in LSEG’s math should have been obvious to the LSEG staff. Under their calculation, only 13 million shares of Rumble class A common stock are in public hands. However, a quick glance at Rumble’s publicly filed proxy statement, the source that LSEG ostensibly relied upon, discloses that approximately 16 million class A shares are controlled by Dan Bongino. Mr. Bongino is an unaffiliated third-party shareholder who reported his holdings on Schedule 13G. Furthermore, shareholders of the special purpose acquisition company (SPAC) that Rumble combined with when it went public in September 2022 hold approximately 30 million class A shares, none of which are held by company insiders. These two easily discernable facts alone show that LSEG’s claim of 13 million shares of Rumble class A stock in public hands is wrong on its face.

On multiple occasions since the release of the preliminary index, Rumble has sent emails noting the error and offered phone calls or meetings to explain the accurate calculation of our voting rights to LSEG. Every time, LSEG staff have been unwilling to correct their mistake, citing a need to “stay consistent” with their process. This refusal to correct an obvious error does a disservice to investors in the Russell 3000 Index. If LSEG is unwilling to correct an obvious mistake related to Rumble, how many other companies are erroneously included in the Russell 3000 Index or are erroneously excluded from it? Anyone considering whether to invest in the Russell 3000 Index deserves to know the answer. Yet without diligent investigation, the public may never know the extent to which the Russell 3000 is contaminated by flawed or misleading information because its management chose to prioritize the consistency of its process over the accuracy of publicized data.

Before finalizing the Russell 3000 Index, I hope you will take this opportunity to rectify the deficiencies in the LSEG’s processes and correct the calculations related to Rumble and any similarly situated companies. Our team is available at any time to provide additional details or explanation.

Sincerely,

Michael J. Ellis
General Counsel

About Rumble

Rumble is a high-growth neutral video platform and cloud services provider that is creating the rails and independent infrastructure designed to be immune to cancel culture. Rumble’s mission is to restore the Internet to its roots by making it free and open once again. For more information, visit corp.rumble.com.

For investor inquiries, please contact:

Shannon Devine
MZ Group, MZ North America
203-741-8811
investors@rumble.com
Source: Rumble Inc.